Exhibit 10.34
May 27, 2015

Dear Theresa,

I am pleased to offer you the position of Executive Vice President - Chief Marketing Officer at Vera Bradley, Inc. and its subsidiaries effective on June 29, 2015 with duties and responsibilities commensurate with such position. You will report directly to Rob Wallstrom, President & Chief Executive Officer, and your work location will be Fort Wayne, Indiana. A detailed overview of the compensation and benefits associated with this offer follows. Please note that this offer is contingent upon the successful completion of your background check and pre-employment drug screen.

Upon acceptance of this offer, please sign a copy of this letter and return it to me, Julie North, Vice President, Human Resources. Please feel free to contact me should you have any questions regarding the offer details.

Compensation
You will be paid a base salary at the rate of Three Hundred and Fifty Thousand Dollars ($350,000) per year, payable bi-weekly and subject to regular deductions and withholdings as required by law.

In FY2016, you will be eligible for a pro-rata Annual Short-Term Incentive with a target payout level of $102,083, with actual payout based on achievement of company financial and strategic objectives, as well as a set of individual personal financial objectives that will be agreed to following your start date. This target payout is based upon a full-year target of 50% of your base salary rate, pro rated for the number of months of employment in fiscal 2016. This Short-Term Incentive is tied to performance during FY2016, which begins February 1, 2015 and ends January 30, 2016. Actual payout will be based on your eligible earnings defined as gross wages actually earned under regular employment status during the fiscal year, excluding any incentive payments and taxable fringe benefits and will increase or decrease based upon achievement of the objectives described above. The fiscal 2016 Short-Term Incentive is anticipated to be paid in March 2016. Thereafter, we currently anticipate that your Short-Term Incentive will have a target incentive set at 50% of your eligible earnings as defined above.

Also, in FY2016, you will be awarded a Long Term Incentive grant with a value of $200,000 on the date of grant. Fifty percent (50%) of this grant will be made in time based restricted stock units which will vest in three equal annual installments on the anniversary of the grant date. Fifty percent (50%) of this grant will be made in performance based restricted stock units and these units will be earned based on earnings per share performance in each of the next three fiscal years. Earned performance stock units will vest on the third anniversary of the grant date.

Both the Short-Term Incentive and the Long-Term Incentive are subject to specific plan documents, which will be provided to you at the time awards are made. These incentives are also described in further detail in the attached Total Rewards Summary.

Total Rewards- Theresa Palermo, Executive Vice President, Chief Marketing Officer

ANNUAL CASH AND AWARDS	Value	Details
Annual Base Salary	$350,000	Paid bi-weekly and subject to regular deductions and withholdings as required by law
Annual Short-Term Incentive	$175,000
Annual target based on 50% of your eligible earnings defined as gross wages earned under regular employment status during the fiscal year, excluding any incentive payments and taxable fringe benefits. FY2016 target is anticipated to be $102,083 (pro-rata based on 7 months worked in FY2016 assuming a June 29, 2015 start date).

Annual Long-Term Equity Incentive	$200,000
FY2016 grant will be issued upon your hire date. 50% of grant is performance based (vest after completion of 3 year performance cycle) and 50% of the grant is time based (vesting ratably over three years). Thereafter, LTI grants are awarded annually in March.

Estimated Annual Cash and Awards at Target	$725,000

OTHER CONSIDERATIONS	Estimated Value	Details
Reimbursement for air travel to commute between Dallas, Texas and Fort Wayne, Indiana for a period of 12 months	$24,000	Assumes $2,000 per month.
House hunting	$2,500	Reimbursement of two house hunting trips for you and your spouse to secure a permanent residence in Fort Wayne, Indiana (taxable income)
Moving of Household Goods	$10,000	Pay directly costs associated with moving household and personal effects from Texas to Indiana provided relocation occurs on or before October 1, 2016. (nontaxable income)
Home Sale/Purchase Assistance	$50,000
Up to $50,000 reimbursement of costs associated with sale of current home including customary closing costs, agent fees and other miscellaneous expenses provided relocation occurs on or before October 1, 2016 (taxable income)

Total Other Considerations	$86,500

Benefits
Listed below is information regarding our complete benefits package based on a tentative June 29, 2015 start date. Further details can be found in the attached Vera Bradley Employee Benefits Guide.

•	Nine (9) paid holidays annually

•	20 days (160 hours) of paid managed time off (MTO) per calendar year. MTO provides for time away from work for any purpose.

•	Short-term disability insurance (one year waiting period)

•	Long-term disability insurance (one year waiting period)

•	Life insurance coverage equal to one times your annual salary with a minimum of $50,000, and a maximum of $200,000 (30 day waiting period)

•	Health/Dental insurance through Anthem. Vera Bradley pays a portion of both the employee and dependent premium after a 30 day waiting period

•	Section 125 Flexible Spending Plan (30 day waiting period). You can create a non-taxable account to pay non-reimbursable medical expenses and dependent care expenses.

•	A 401(k) Profit Sharing Plan (one year waiting period). Your eligibility date will be July 1, 2016.

•	Ability to purchase on account, Vera Bradley product at discounted pricing

Please note that this letter merely memorializes our offer to you and does not constitute a written employment contract for any specific term. Your employment with Vera Bradley will be on an "at will" basis, which means that either party may end the employment relationship at any time without notice, for any reason, and that the terms of employment (including compensation) are also subject to change by Vera Bradley at any time.

Theresa, we are thrilled you are joining Vera Bradley! Your experience, qualifications, and positive energy will be an excellent addition to our team!

Sincerely,

Julie North
VP, Human Resources

Accepted by:

/s/ Theresa Palermo	5/27/2015
Theresa Palermo	Date